Exhibit 99.2
BeiGene Receives 10th Approval for PD-1 Inhibitor Tislelizumab in China
NMPA grants approval for first-line use in combination with chemotherapy in advanced gastric or gastroesophageal junction adenocarcinoma with high PD-L1 expression

BASEL, Switzerland, BEIJING, CAMBRIDGE, Mass. — February 24, 2023 — BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global biotechnology company, today announced that the China National Medical Products Administration (NMPA) granted approval for the company’s PD-1 inhibitor, tislelizumab, in combination with fluoropyrimidine and platinum chemotherapy, for the first-line treatment of patients with locally advanced unresectable or metastatic gastric or gastroesophageal junction (G/GEJ) adenocarcinoma with high PD-L1 expression.
In China, gastric cancer (GC) has become the third most common canceri and adenocarcinoma represents the major histologic subtype, comprising over 90% of reported GC cases across the worldii. More than 70% of patients in China are in advanced or late stage when diagnosediii and the previous standard first-line treatment in China for advanced GC, chemotherapy, provided median overall survival (OS) around one yeariv. Newer treatments, including immunotherapy, have improved survival in this treatment settingv.
“Advanced gastric cancer remains a significant cause of cancer-related mortality in China and we are pleased that tislelizumab plus chemotherapy demonstrated a meaningful survival benefit for patients whose tumors express PD-L1 in the RATIONALE 305 study,” said Lai Wang, Ph.D., Global Head of R&D at BeiGene. “We are grateful to the patients, investigators, and experts from across the world who took part in the RATIONALE 305 trial and look forward to bringing another immunotherapy-based treatment option to patients in China.”
The approval was based on data from an interim analysis of the global, randomized, double-blind, placebo-controlled RATIONALE 305 trial (NCT03777657) of tislelizumab in combination with chemotherapy in the first-line treatment setting. A total of 997 patients with locally advanced, unresectable or metastatic G/GEJ from 13 countries and regions across the world were enrolled and randomized 1:1 to receive either tislelizumab and chemotherapy or placebo and chemotherapy, including 546 patients with locally advanced unresectable or metastatic G/GEJ adenocarcinoma with high PD-L1 expression.
Xu Ruihua, M.D., Ph.D., Director of Cancer Control Center of Sun Yat-sen University, and the global principal investigator for RATIONALE 305 noted “The prognosis for patients with advanced G/GEJ adenocarcinoma was poor with traditional chemotherapy treatment and we undertook the global Phase 3 RATIONALE 305 trial with the aim to improve outcomes. With approval from the NMPA, we now have another option for our patients and I expect tislelizumab plus chemotherapy will soon become the new standard of care in this treatment setting in China.”
Results of the RATIONALE 305 interim analysis were shared in an oral presentation at the 2023 ASCO Gastrointestinal Cancers Symposium. In patients with G/GEJ adenocarcinoma with high PD-L1 expression, tislelizumab plus chemotherapy demonstrated statistically significant and clinically meaningful improvement in OS versus placebo plus chemotherapy [median OS: 17.2 vs 12.6 months; HR 0.74 (95% CI 0.59, 0.94); P=0.0056] with a manageable safety profile, and no new safety signals were identifiedvi. The study is continuing as double-blind towards the final OS analysis in the ITT population.
Tislelizumab is currently under review by the U.S. Food and Drug Administration and the European Medicines Agency (EMA) for advanced or metastatic esophageal squamous cell carcinoma after prior chemotherapy. The EMA is also reviewing tislelizumab for advanced or metastatic non-small cell lung cancer (NSCLC) after prior chemotherapy, and in combination with chemotherapy for previously untreated advanced or metastatic NSCLC. Tislelizumab is not approved for use outside of China.

About RATIONALE 305 (NCT03777657)
RATIONALE 305 is a randomized, double-blind, placebo-controlled, global Phase 3 trial comparing the efficacy and safety of tislelizumab combined with platinum and fluoropyrimidine chemotherapy and placebo combined with platinum and fluoropyrimidine chemotherapy as a first-line treatment for patients with locally advanced, unresectable or metastatic G/GEJ adenocarcinoma. The primary endpoint of the trial is OS in patients with PD-L1 high population and in ITT population. Secondary endpoints include progression-free survival, overall response rate, duration of response, and safety.
About Tislelizumab
Tislelizumab is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to Fc-gamma (Fcγ) receptors on macrophages, helping to aid the body’s immune cells to detect and fight tumors. In pre-clinical studies, binding to Fcγ receptors on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells.
BeiGene has initiated or completed more than 20 potentially registration-enabling clinical trials in 35 countries and regions, including 17 Phase 3 trials and four pivotal Phase 2 trials. More information on the clinical trial program for tislelizumab can be found at: https://www.beigene.com/en-us/science-and-product-portfolio/pipeline.
About BeiGene
BeiGene is a global biotechnology company that is developing and commercializing innovative and affordable oncology medicines to improve treatment outcomes and access for far more patients worldwide. With a broad portfolio, we are expediting development of our diverse pipeline of novel therapeutics through our internal capabilities and collaborations. We are committed to radically improving access to medicines for far more patients who need them. Our growing global team of more than 9,000 colleagues spans five continents, with administrative offices in Beijing, China; Cambridge, U.S.; and Basel, Switzerland. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the survival benefit of tislelizumab plus chemotherapy for patients who tumors express PD-L1; BeiGene’s efforts to make tislelizumab more broadly available to patients in China; the potential for tislelizumab plus chemotherapy to become the new standard of care in treatment for patients with advanced G/GEJ adenocarcinoma and the benefits of such treatment for those patients; the future development and regulatory filing and approval of tislelizumab in other markets; and BeiGene’s plans, commitments, aspirations, and goals under the heading “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing, and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing, and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; and the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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i Zheng, Rongshou, et al. "Cancer incidence and mortality in China, 2016." Journal of the National Cancer Center 2.1 (2022): 1-9.
ii Zheng X, Xie Y. Current status of advanced gastric cancer treatment in China. Oncology Progress, Jan 2019:17(1).
iii Song, Zheyu, et al. "Progress in the treatment of advanced gastric cancer." Tumor Biology 39.7 (2017): 1010428317714626.
iv Nakamura, Yoshiaki, et al. "Biomarker-targeted therapies for advanced-stage gastric and gastro-oesophageal junction cancers: an emerging paradigm." Nature Reviews Clinical Oncology 18.8 (2021): 473-487.
v CDE,https://www.cde.org.cn/main/xxgk/postmarketpage?acceptidCODE=f1a61b9035381b8816fc888421252aae; https://www.cde.org.cn/main/xxgk/postmarketpage?acceptidCODE=457d62d01a141c8fca2e536b49f16296
vi Moehler, Markus H., et al. "Rationale 305: Phase 3 study of tislelizumab plus chemotherapy vs placebo plus chemotherapy as first-line treatment (1L) of advanced gastric or gastroesophageal junction adenocarcinoma (GC/GEJC)." Journal of Clinical Oncology 41, no. 4_suppl (February 01, 2023) 286-286 DOI: 10.1200/JCO.2023.41.4_suppl.286